As filed with the Securities and Exchange Commission on August 7, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REGENT COMMUNICATIONS, INC.

(Exact name of issuer as specified in its charter)

Delaware	31-1492857

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
2000 Fifth Third Center
511 Walnut Street
Cincinnati, Ohio 45202

(Address of principal executive offices including zip code)
Regent Communications, Inc. 2005 Incentive Compensation Plan
(Full title of the plan)

William L Stakelin	Copy To:
President and	Richard G. Schmalzl, Esq.
Chief Executive Officer	Graydon Head & Ritchey LLP
2000 Fifth Third Center	1900 Fifth Third Center
511 Walnut Street	511 Walnut Street
Cincinnati, Ohio 45202	Cincinnati, Ohio 45202
(513) 651-1190	(513) 621-6464
(859) 292-0352 (fax)	(513) 651-3836 (fax)

(Name and address of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Calculation of Registration Fee

Title of		Proposed maximum	Proposed maximum	Amount of
securities	Amount to be	offering price	aggregate offering	registration
to be registered	registered(1)	per share (2)	price(2)	fee(3)
common stock, $0.01 par value per share	1,500,000 shares	$0.665	$997,500.00	$39.21

(1)	Represents the number of additional shares of Regent common stock currently reserved or available for issuance pursuant to Amendment No. 2 to Regent Communications, Inc. 2005 Incentive Compensation Plan, which was approved by Regent stockholders on June 4, 2008. In addition, pursuant to Rule 416(a), this Registration Statement covers such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and (h), based upon the average of the high and low prices of Regent Common Stock as reported on The Nasdaq Global Market on August 4, 2008.

(3)	Calculated pursuant to Rule 457(c) by multiplying (A) .0000393 by (B) the proposed maximum aggregate offering price.

SIGNATURES
INDEX TO EXHIBITS
EX-5.1
EX-23.2

EXPLANATORY NOTE
This Registration Statement is being filed with the Securities and Exchange Commission pursuant to General Instruction E of Form S-8 for the sole purpose of registering an additional 1,500,000 shares of the Registrant’s common stock, $0.01 par value per share (the “Common Stock”), for issuance pursuant to the Registrant’s 2005 Incentive Compensation Plan (the “Plan”), as amended. The Registrant previously registered 2,000,000 shares of Common Stock by means of a currently effective Registration Statement on Form S-8 (Registration No. 333-130616). The number of shares originally registered represented the maximum number of shares of the Registrant’s Common Stock issuable pursuant to the Plan. On June 4, 2008, the stockholders of the Registrant approved an amendment to the Plan to increase the number of shares available for issuance under the Plan from 2,000,000 to 3,500,000. Thus, the Registrant is registering an additional 1,500,000 shares.
INCORPORATION OF DOCUMENTS BY REFERENCE
This Registration Statement incorporates by reference the contents of our Registration Statement on Form S-8, Registration No. 333-130616, including all amendments, supplements and exhibits thereto and all information incorporated by reference therein. Additional opinions and consents required to be filed with this Registration Statement are listed on the Index to Exhibits attached to and filed with this Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on August 7, 2008.

REGENT COMMUNICATIONS, INC.
By:	/s/ WILLIAM L. STAKELIN
William L. Stakelin
Chief Executive Officer and President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints WILLIAM L. STAKELIN and ANTHONY A. VASCONCELLOS, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Principal Executive Officer:

/s/ WILLIAM L. STAKELIN William L. Stakelin	Date: August 7, 2008
Chief Executive Officer and President

Principal Financial Officer and Principal
Accounting Officer:

/s/ ANTHONY A. VASCONCELLOS	Date: August 7, 2008
Anthony A. Vasconcellos
Executive Vice President and Chief
Financial Officer

Directors of the Company:

/s/ JOHN J. AHN John J. Ahn	Date: August 7, 2008

/s/ JOHN F. DELORENZO John F. DeLorenzo	Date: August 7, 2008

/s/ ANDREW L. LEWIS, IV Andrew L. Lewis, IV	Date: August 7, 2008

/s/ TIMOTHY M. MOONEY Timothy M. Mooney	Date: August 7, 2008

/s/ WILLIAM L. STAKELIN William L. Stakelin	Date: August 7, 2008

/s/ WILLIAM P. SUTTER, JR. William P. Sutter, Jr.	Date: August 7, 2008

/s/ JOHN H. WYANT John H. Wyant	Date: August 7, 2008

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

4.1	Regent Communications, Inc. 2005 Incentive Compensation Plan (filed as Exhibit 4.1 to the Registrant’s Form S-8 filed with the Securities and Exchange Commission on December 22, 2005)*

4.2	Amendment No. 1 to Regent Communications, Inc. 2005 Incentive Compensation Plan (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 20, 2005)*

4.3	Amendment No. 2 to Regent Communications, Inc. 2005 Incentive Compensation Plan (filed as Annex 1 to the Registrant’s Proxy Statement dated April 30, 2008 relating to the Registrant’s 2008 Annual Meeting of Stockholders, and incorporated by reference herein) *

5.1	Opinion of Graydon Head & Ritchey LLP

23.1	Consent of Graydon Head & Ritchey LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

*	Incorporated by reference.

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